Exhibit 99.1

Hecla Reports Silver Reserves of 172 Million Ounces and Gold Reserves of 2.0 Million Ounces

Calculated using $14.50/oz silver and $1,200/oz gold

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 22, 2017--Hecla Mining Company (NYSE:HL) today reported results from another successful year of exploration.

HIGHLIGHTS (Comparisons to 12/31/15)

  Proven and probable silver reserve of 172.3 million ounces, a 2% decrease; calculated using $14.50/oz, the same as 2015 and among the lowest in the industry.
  Measured and Indicated silver resources increased 6% to 171.5 million ounces and Inferred silver resources increased 28% to 464 million ounces, both 125 year records.
  Proven and probable gold reserves of 2.0 million ounces, a decrease of 3%, calculated using $1,200/oz, among the lowest quartile gold prices in the industry. Measured and Indicated gold resources are up 4% to 4.8 million ounces. Inferred gold resources up 6% to 1.8 million ounces.
  At San Sebastian, new high-grade, precious metal reserves have been defined and are the basis for a recently initiated underground mining development, which is extending the mine life. In addition, new high-grade discoveries have been made on Middle and East Francine veins.
  Acquired Lakeshore/Tahoe’s 50% interest in the Lakeshore Joint Venture that flanks Casa Berardi and the property is now 100% Hecla owned; surface drilling planned in 2017.
  Exploration expenditures (including corporate development) in 2017 are projected to be between $20 and $25 million, up from $14.7 million in 2016, in part reflecting more aggressive exploration programs at San Sebastian, Casa Berardi and Greens Creek.

“Hecla’s financial discipline focuses on profitable production, so we used the same silver price assumption as last year, $14.50, yet still essentially replaced production despite production being a 125-year record. Maybe most impressive is that it was done with the smallest exploration budget since 2009. The margins we expect to generate give us the flexibility to increase our exploration budget by about 80%, with a focus on extending mine lives, yet still generate positive cash flow in 2017,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “At San Sebastian we are starting the year where we left off in 2016, with a significant drilling program designed to capitalize on our discovery success as we seek to expand our high-grade tonnage. The quality and quantity of the targets give us confidence that we may extend the mine life even further.”

Proven and Probable Reserves[1]
Mine	2016 Silver	% Change	2016 Gold	% Change
	(000 oz)	from 2015	(000 oz)	from 2015
Greens Creek	88,869	0.2%	673	-1%
Lucky Friday	77,837	-1%	-	-
Casa Berardi	-	-	1,309	-2%
San Sebastian	5,600	-30%	37	-43%
Total	172,306	-2%	2,019	-3%

(1) A breakdown of the Company’s reserves and resources is set out in Table A at the end of this news release.

Reserves and Resources

Hecla nearly replaced all silver mine production in 2016 (combined 20.2 million silver oz contained) as silver reserves decreased by only 2%, despite using silver reserve prices at $14.50/oz. Gold production was also nearly replaced (282,000 contained gold oz) as reserves decreased by only 3% over 2015, and gold reserve prices were calculated at $1,200/oz.

At Greens Creek, 815,637 tons were milled containing 11.9 million ounces of silver and 79,150 ounces of gold, and gold and silver reserves are essentially unchanged from 2015. Reserve increased for the 9A and NWW zones where approximately 8.3 million ounces of silver and 46,500 ounces of gold were added. Measured and Indicated Resources increased over 2015 with additions in the 9A, NWW, SW, Gallagher zones, and the newly established Upper Plate resource. Inferred resources decreased by approximately 5% for silver and gold overall due to conversion to reserves and indicated resources from the NWW Zone; all other zones, except 200 South, showed increases in inferred gold and silver resources.

At Casa Berardi, almost a million tons were milled containing approximately 166,733 ounces of gold, with approximately 15% of the milled tonnage coming from the East Mine Crown Pillar open pit that began operating during the year. Reserve tonnage at Casa Berardi increased 1% over 2015, while contained gold decreased approximately 2% to 1.3 million ounces. Production from the 100 (Lower Inter), 113, 118, 123 and 124 zones was nearly offset by reserve additions in those zones and new reserves defined in the 103 (SW), 121, and 148 (UG) zones. Measured and indicated gold resources increased 12% from 2015 levels with increases at the 100 (Lower Inter), 111, 113, 118, 123, 124 (Principal UG) and 148 (East Mine UG) zones. Two new resource zones were added during 2016: underground resources were added at the 108 Zone (Inter) and near-surface resources were added at the 134 Zone, just east of the Principal Pit area. Significant inferred resources were also added at Casa Berardi during the year with a 23% increase in contained gold ounces.

At San Sebastian, 143,300 tons were milled containing 36,300 ounces of gold and 4.57 million ounces of silver. Approximately one-half of 2016 silver and gold production from San Sebastian was replaced with new open-pit and underground reserves. Underground reserves were added along the Middle Vein, and underground rehabilitation and development have begun with the goal of beginning underground production by the end of 2017. Indicated mineral resources decreased 2% for gold and 11% for silver mostly due to conversion to underground mineral reserves at the West Middle Vein. Inferred resources decreased 4% for gold and increased 4% for silver overall with losses due to upgrading of portions of the Middle Vein to measured and indicated categories partially offset by increases along the Middle Vein and the new North Vein Hanging Wall structure.

At Lucky Friday, 293,870 tons were milled containing approximately 3.7 million ounces of silver during 2016. Current reserve tons are 4% lower than last year and the contained silver ounces decreased by 1% to 77.8 million ounces. The 2016 reductions to reserve tonnages at Lucky Friday are due to mining depletion and increased production costs. Measured and indicated silver resources at Lucky Friday increased 4% from 2015 to a total of 133 million ounces.

The acquisition of the Montanore Project in August added significantly to Hecla’s inferred mineral resource base. Overall, Hecla’s measured and indicated silver resource increased 6% to 171.6 million ounces silver and the inferred resource increased 28% to 463.9 million ounces of silver with the addition of Montanore. The overall inferred copper resource, including the Hugh Zone at San Sebastian and Rock Creek and Montanore in the U.S., is 1.4 million tons. These are all record silver and copper resources in the Company’s history.

A breakdown of the Company’s reserves and resources is set out in Table A at the end of this news release.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration (including Corporate Development) and pre-development expenses were $4.5 million and $1.6 million, respectively, in the fourth quarter of 2016. This is an increase of $1.5 million in exploration and an increase of $1.2 million in pre-development compared to the fourth quarter 2015 as a result of increased discretionary spending near the end of the year in exploration, the evolution of San Sebastian from open pit to underground, and initiating studies on the Rock Creek and Montanore projects. Full year exploration and pre-development expenses (including Corporate Development) were $17.8 million, down $4.0 million from 2015.

San Sebastian

Due to significant drilling success over the past four years, near-surface, high-grade zones of the East Francine, Middle and North veins are being open pit mined. In the fourth quarter, four drills were active, and with recent drilling success nearly six miles of mineralized strike length has been defined. New high-grade reserves have been defined in the West Middle Vein and preparations have begun on the development of underground mining. As San Sebastian moves toward underground mine production, exploration activities in the fourth quarter were focused on defining new underground mineable resources.

Positive exploration results were returned from both the western and eastern extensions of the Middle Vein. New high-grade intercepts to the west of the current underground mine plan could expand the underground mineable resource in this area. In addition to significant gold and silver, the mineralization in the deeper western portion of the Middle Vein contains substantial quantities of base metals (zinc, lead and copper) up to 8% and are mineralogically similar to the Hugh Zone at depth in the Francine Vein. Assay results include 38.1 oz/ton silver, 1.04 oz/ton gold, 3% lead, 3% zinc, and 2% copper over 5.7 feet and 8.8 oz/ton silver, 0.35 oz/ton gold, 6% lead, 8% zinc, and 1% copper over 3.9 feet. Drilling in this area continues to extend mineralization within the Middle Vein to the west and to identify additional base metal rich mineralization in the deeper portion of the vein. Drilling at the east end of the Middle Vein returned intersections of 9.2 oz/ton silver and 0.21 oz/ton gold over 6.3 feet and 12.2 oz/ton silver and 0.18 oz/ton gold over 4.3 feet.

Also in the fourth quarter, step-out drilling about 0.7 miles northeast of the East Francine pit has intersected a new zone of mineralized vein with grades up to 196.7 oz/ton silver and 0.77 oz/ton gold over 3.6 feet and 24.6 oz/ton silver and 0.07 oz/ton gold over 2.4 feet. This high-grade zone is currently identified between 150 to 300 feet from surface, can be traced for 400 feet along strike, and is open to the east and at depth. Shallow RC (reverse circulation) drilling to the north of the mine area has identified two new veins to the north of the North Vein carrying anomalous gold and silver values. Evaluation of both these new veins with core drilling is scheduled for 2017.

More complete drill assay highlights from San Sebastian can be found in Table B at the end of this release.

Casa Berardi – Quebec

During the fourth quarter at Casa Berardi, up to six drills were operating underground and two on surface in an effort to refine current stope designs and expand reserves and resources in the 118, 121, 123, 124 and Lower Inter zones and near-surface targets at the 124 and 134 zones.

Drilling of the upper 118 Zone from the 530 level down to the 610 level has defined multiple shear zones that extend for over 1,200 feet down-plunge and include a series of continuous mineralized intervals up to 0.50 oz/ton gold with good mining widths. This zone continues to plunge to the west at depth and there is good potential to add both new reserves and resources when drilling resumes in early 2017. Results from the lower 118 Zone definition drilling campaign at the 970 and 990 levels includes intersections of 0.47 oz/ton over 25.5 feet and 0.30 oz/ton gold over 42.5 feet and suggest the mineralization remains open at depth. Drilling along the lower and upper extensions of the 121 Zone from the 770 level intersected high-grade intervals that show the lenses are open both up and down plunge.

Drilling from the 870 and 910 levels along the eastern margin of the 123 Zone has confirmed multiple, stacked high-grade lenses of the 123 Zone defined for at least 2,000 feet of semi-continuous down-dip mineralization with an average strike length of 450 feet. This drilling continues to intercept high-grade mineralization, including 1.51 oz/ton gold over 13.8 feet that is open at depth. Surface drilling of the 134 Zone concentrated on an area 150 to 500 feet from surface and high-grade lenses with continuity up to 350 feet of strike length have been identified. These quartz-rich zones represent broad mineralization and include intersections of 0.08 oz/ton gold over 70.9 feet and 0.08 oz/ton gold over 68.9 feet. The next phase of exploration will be determined once a preliminary resource is completed.

Underground exploration drilling at the west end of the mine off the 360 Drift, conducted to refine and expand four distinct mineralized zones, has intersected mineralization in the 104 Zone below the Lower Inter Zone.

The recent success in both surface and underground drilling led to near replacement of 2015 gold production with a slight decrease in overall grade. Due to the identification of new resource trends near surface and underground throughout the West Mine, there was a significant increase in inferred ounces. Infill drilling in 2017 may convert a large portion of those to indicated category and the eventual incorporation into the life of mine plan. When the acquisition of Casa Berardi was made, there was an expectation of finding significant mineralization that could prolong gold production for many years to come, and we stand by that expectation. Hecla recently bought back Lakeshore/Tahoe’s 50% interest in the Lakeshore JV that flanks the Casa Berardi property and now the property is 100% Hecla owned. The proposed 33,000-foot drill program on the property west of Casa Berardi is now permitted and drilling started on January 15.

More complete drill assay highlights from Casa Berardi can be found in Table B at the end of the release.

Greens Creek – Alaska

At Greens Creek, definition drilling is refining the resources of the 9A, Southwest Bench, East Ore and NWW zones for expected conversion to reserves. Exploration drilling has concentrated on the Gallagher Zone and the Mine Syncline, a new exploration target area where the mine contact has been identified, at the north and southcentral parts of the mine. During the fourth quarter three drills were operating underground. Drilling of the southern extension of the NWW Zone continues to define mineralization along the lower fold, spanning from the fold nose and along the upper limb. Mineralization is represented by multiple distinct bands of massive ores and mineralized argillites in proximity to the mine contact and has similar geometry and dimensions to the current resource model. Assay results include 45.4 oz/ton silver, 0.20 oz/ton gold, 19.0% zinc, and 10.3% lead over 18.6 feet and 51.7 oz/ton silver, 0.20 oz/ton gold, 11.2% zinc, and 4.8% lead over 10.0 feet.

Drilling also targeted the Upper Southwest Zone (USW) around previously mined levels and identified mineralization that extends down to the upper limb of the NWW. Assay results of the USW include 46.8 oz/ton silver, 0.03 oz/ton gold, 10.9% zinc, and 6.1% lead over 10.2 feet. The drilling has also identified shallow mineralization east of the Kahuna Fault and extends 100 feet in length and is open to the north. Recent drilling of the lower 9A Zone has generally confirmed and upgraded the resource model particularly along the upper contact. Initial definition drilling of the East Ore Zone shows that overall the mineralization is thinner than expected compared to the model, but this drilling is now advancing into the stronger mineralized portions of the resource to the north and south.

Exploration drilling of the Gallagher Zone at the southwest corner of the mine targeted a new flat-lying zone above the 4211 Drift that may define a mine contact that steepens to the east near the Gallagher Fault. Deep exploration drilling of the Mine Syncline at the north end of the mine has shown that the mine contact continues steeply downdip from the NWW Zone and could define a broad syncline below the current mine infrastructure that could host mineralization. Drilling of this same syncline in the central part of the mine has shown that the mine contact is the downdip extension of the lower limb of the NWW zone. This early stage drilling has shown there are some large prospective areas below the current mining that contain mine horizon.

More complete drill assay highlights from Casa Berardi, San Sebastian, Greens Creek, and Lucky Friday can be found in Table B at the end of this release.

Lucky Friday

During the fourth quarter one drill was operating underground. Exploration drilling from the 635-52 Ramp Station West was designed to evaluate 30 Vein mineralization west of the second block of the Silver Fault which is the current western boundary of the resource. This drilling was progressively steeper and reached the 6500 sublevel elevation. The shallower holes intersected three distinct veins with the deeper two holes only indicating a singular vein of significance. Vein interpretations have not been completed.

Other Properties

At the recently acquired Rock Creek and Montanore projects in Montana, the integration of the resource model and exploration data into the Hecla database and modeling software are complete and new resources have been released, taking into consideration mining restrictions as defined by the U.S. Forest Service - Kootenai National Forest in the June 2013 Record of Decision, Rock Creek project. Preparations for summer fieldwork on the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec, as well as plans for summer drilling at the Little Baldy property in Idaho, and the Kinskuch property in northern British Columbia, are underway.

About Hecla

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of the Company’s mineral resources and mineral reserves, projected conversion of resources into reserves, projected increases in mineralization and resources, projected exploration and pre-development expenditures to be incurred in 2017; and plans for exploration drilling at Greens Creek, Lucky Friday, Casa Berardi and San Sebastian. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject, as well as metals prices and exchange rate assumptions noted at the end of Table A relevant to mineral reserve and resourced estimates.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd. and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analyses. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or, Quebec, for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Table A: Reserves and Resources – 12/31/16

Proven Reserves
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead Tons	Zinc Tons	Copper Tons
Greens Creek (a)	9	15.5	0.09	2.5	6.6	140	1	230	600	-
Lucky Friday (a)	3,308	17.5	-	10.4	3.3	57,925	-	345,360	110,400	-
Casa Berardi (1)	2,575	-	0.11	-	-	-	272	-	-	-
San Sebastian (a)	43	23.4	0.19	-	-	1,008	8	-	-	-
Total	5,935					59,073	281	345,590	111,000	-

Probable Reserves
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper Tons
Greens Creek (a)	7,585	11.7	0.09	2.9	7.6	88,729	672	217,050	575,530	-
Lucky Friday (a)	1,542	12.9	-	7.9	2.8	19,912	-	121,640	43,410	-
Casa Berardi (1)	7,752	-	0.13	-	-	-	1,037	-	-	-
San Sebastian (a)	283	16.2	0.10	-	-	4,593	29	-	-	-
Total	17,162					113,233	1,738	338,690	618,940	-

Proven and Probable Reserves
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper Tons
Greens Creek (a)	7,594	11.7	0.09	2.9	7.6	88,869	673	217,280	576,130	-
Lucky Friday (a)	4,850	16.1	-	9.6	3.2	77,837	-	467,000	153,810	-
Casa Berardi (1)	10,327	-	0.13	-	-	-	1,309	-	-	-
San Sebastian (a)	326	17.2	0.11	-	-	5,600	37	-	-	-
Total	23,096					172,306	2,019	684,280	729,940	-

Measured Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper Tons
Greens Creek (b)	-	-	-	-	-	-	-	-	-
Lucky Friday (2)(b)	14,698	6.3	-	4.2	2.3	92,178	-	610,550	344,890	-
Casa Berardi (3)	2,108	-	0.16	-	-	-	340	-	-	-
San Sebastian (4)(b)	-	-	-	-	-	-	-	-	-	-
Heva (5)	5,480	-	0.06	-	-	-	304	-	-	-
Hosco (5)	33,070	-	0.04	-	-	-	1,296	-	-	-
Rio Grande Silver (6)(b)	-	-	-	-	-	-	-	-	-	-
Star (7)(a)	-	-	-	-	-	-	-	-	-	-
Total	55,355					92,178	1,940	610,550	344,890	-

Indicated Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper Tons
Greens Creek (b)	1,785	10.8	0.09	3.1	7.8	19,320	154	55,980	139,660	-
Lucky Friday (2)(b)	6,801	6.0	-	4.2	2.2	40,853	-	282,790	146,550	-
Casa Berardi (3)	11,220	-	0.10	-	-	-	1,128	-	-	-
San Sebastian (4)(b)	1,530	5.4	0.07	-	-	8,285	114	14,620	19,050	8,420
Heva (5)	5,570	-	0.07	-	-	-	369	-	-	-
Hosco (5)	31,620	-	0.04	-	-	-	1,151	-	-	-
Rio Grande Silver (6)	516	14.8	-	2.1	1.1	7,620	-	10,760	5,820	-
Star (7)(b)	1,126	2.9	-	6.2	7.4	3,301	-	69,900	83,410	-
Total	60,167					79,379	2,917	434,050	394,490	8,420

Measured & Indicated Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)		Copper Tons
Greens Creek (b)	1,785	10.8	0.09	3.1	7.8	19,320	154	55,980	139,660		-
Lucky Friday (2)(b)	21,499	6.2	-	4.2	2.3	133,031	-	893,340	491,440		-
Casa Berardi (3)	13,327	-	0.11	-	-	-	1,468	-	-		-
San Sebastian (4)(b)	1,530	5.4	0.07	-	-	8,285	114	14,620	19,050		8,420
Heva (5)	11,050	-	0.06	-	-	-	672	-	-		-
Hosco (5)	64,690	-	0.04	-	-	-	2,447	-	-		-
Rio Grande Silver (6)	516	14.8	-	2.1	1.1	7,620	-	10,760	5,820		-
Star (7)(b)	1,126	2.9	-	6.2	7.4	3,301	-	69,900	83,410		-
Total	115,522					171,557	4,856	1,044,600	739,380		8,420

Inferred Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper Tons
Greens Creek (b)	3,397	11.9	0.08	2.9	7.2	-	40,253	285	98,380	243,220	-
Lucky Friday (8)(b)	4,427	7.7	-	5.6	2.0	-	34,032	-	247,260	87,240	-
Casa Berardi (3)	4,635	-	0.14	-	-	-	-	628	-	-	-
San Sebastian (9) (b)	2,817	5.5	0.03	-	-	-	15,413	89	22,960	32,670	19,220
Heva (5)	4,210	-	0.08	-	-	-	-	350	-	-	-
Hosco (5)	7,650	-	0.04	-	-	-	-	314	-	-	-
Rio Grande Silver (10)	3,078	10.7	0.01	1.3	1.1	-	33,097	36	40,990	34,980	-
Star (11)(b)	3,157	2.9	-	5.6	5.5	-	9,432	-	178,670	174,450	-
Monte Cristo (12)	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek (13)	97,573	1.5	-	-	-	0.7	148,094	-	-	-	655,070
Montanore (14)	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Total	244,041						463,938	1,833	588,260	572,560	1,433,710

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.

(a)	Mineral reserves are based on $1200 gold, $14.50 silver, $0.90 lead, $1.05 zinc, unless otherwise stated.
(b)	Mineral resources are based on $1350 gold, $21 silver, $0.95 lead, $1.10 zinc and $3.00 copper, unless otherwise stated.
(1)	Mineral reserves are based on $1200 gold and a US$/CAN$ exchange rate of 1:1.4 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m).
Open pit mineral reserves of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
(2)	Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(3)	Measured, indicated and inferred resources are based on $1,350 gold and a US$/CAN$ exchange rate of 1:1.4 Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m)
Open pit mineral resources of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
Open pit mineral resources of the 160 Zone were estimated by InnovExplo Inc., effective date 24 August, 2011, based on $1,250 gold and a US$/CAN$ exchange rate of 1:1, Resources diluted to 12%
Preliminary Economic Assessment on the Casa Berardi Mine - Zone 160, May 4, 2012
Prepared by: Nathalie Gauthier, Eng., P.Eng., - InnovExplo; Gilles Carrier, Eng., Aurizon Mines Ltd.
(4)

Indicated resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 8,420 tons of copper at 1.7% Cu within 499,200 tons of indicated resource.
(5)	Measured, indicated and inferred resources were estimated in by Goldminds Geoservices Inc. with effective date 12-July-2013, and are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.
The resources are in-situ without dilution and material loss.
NI43-101 Technical Report, Mineral Resource Update, Heva-Hosco Gold Projects, Rouyn-Noranda, Quebec, Hecla Quebec, December 2013
Prepared by: Claude Duplessis, Eng. Project Manager - GoldMinds Geoservices Inc.; Maxime Dupéré, P.Geo - SGS Canada Inc. (Geostat)
(6)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn
(7)	Indicated resources reported at a minimum mining width of 4.3 feet.
(8)	Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(9)

Inferred resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 19,220 tons of copper at 1.5% within 1,311,300 tons of inferred resource.
(10)	Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(11)	Inferred resources reported at a minimum mining width of 4.3 feet.
(12)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.
(13)	Inferred resource reported at a minimum thickness of 15 feet; Rock Creek also contains 655,070 tons of copper at 0.7% within stated inferred resource tonnage.
Inferred resources at Rock Creek adjusted given mining restrictions as defined by U.S. Forest Service - Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.
(14)	Inferred resource reported at a minimum thickness of 15 feet; Montanore also contains 759,420 tons of copper at 0.7% within stated inferred resource tonnage.
Inferred resources at Montanore adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in the December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

* Totals may not represent the sum of parts due to rounding

Table B: Drill Assay Results
San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Zinc (%)	Lead (%)	Copper (%)
MIDDLE VEIN	SS-1179	634.5	643.1	8.6	7.8	0.07	7.37	1.73	1.79	0.78
MIDDLE VEIN	SS-1183	152.5	157.7	5.3	4.8	0.60	26.80	0.02	0.09	0.02
MIDDLE VEIN	SS-1188	823.2	824.6	1.4	1.3	0.03	19.69	0.06	0.04	0.02
MIDDLE VEIN	SS-1195	671.7	676.0	4.3	3.9	0.35	8.77	8.20	5.66	0.94
MIDDLE VEIN	SS-1201	456.2	458.4	2.2	2.0	0.06	11.20	0.14	0.09	0.04
MIDDLE VEIN	SS-1205	788.2	792.9	4.7	4.2	0.20	2.93	0.01	0.00	0.00
MIDDLE VEIN	SS-1210	531.5	542.7	11.2	10.1	0.03	3.37	0.01	0.01	0.00
MIDDLE VEIN	SS-1212	743.1	748.2	5.0	4.5	0.13	15.66	0.02	0.02	0.01
MIDDLE VEIN	SS-1213	627.3	634.4	7.1	6.3	0.21	9.25	0.02	0.01	0.00
MIDDLE VEIN	SS-1214	762.3	768.6	6.3	5.7	1.04	38.09	3.11	2.61	1.84
MIDDLE VEIN	SS-1215	720.4	725.2	4.9	4.4	0.02	5.42	0.01	0.01	0.00
MIDDLE VEIN	SS-1217	627.3	632.1	4.8	4.3	0.18	12.18	0.01	0.01	0.01
MIDDLE VEIN	SS-1218	1084.3	1091.7	7.4	6.7	0.00	5.32	2.87	7.61	1.38
EAST FRANCINE	SS-1188	581.7	591.9	10.1	9.6	0.02	8.92	0.04	0.03	0.01
EAST FRANCINE	SS-1202	680.0	682.6	2.6	2.4	0.07	24.62	0.18	0.05	0.02
EAST FRANCINE	SS-1222	832.8	842.5	9.7	9.2	0.01	2.26	0.02	0.01	0.00
EAST FRANCINE	SS-1223	699.9	701.7	1.8	1.7	0.03	42.24	0.16	0.16	0.04
EAST FRANCINE	SS-1229	770.4	774.3	3.8	3.6	0.77	196.66	0.65	0.74	0.13

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Upper 118 - 530 Level	CBP-0530-326	12254	180/37	122.4	131.2	7.1	0.43	-1647.2
118	CBP-0530-328	11987	325/-65	297.2	322.8	16.4	0.24	-2037.8
118	CBP-0530-359	11999	193/-14	115.8	122.4	6.0	0.70	-1789.8
118	CBP-0530-360	11998	194/0	124.7	128.0	3.1	1.14	-1748.6
118	CBP-0530-362	12058	180/-73	188.3	203.4	14.8	0.52	-1946.8
Lower 118-970 Level	CBP-0970-010	12018	183/-35	121.4	139.4	12.1	0.50	-3246.3
118	CBP-0970-005	12033	178/-4	195.9	214.9	18.0	0.37	-3192.9
118	CBP-0970-006	12032	180/2	191.9	234.6	42.5	0.30	-3160.6
118	CBP-0970-011	12011	196/-16	154.2	186.3	29.4	0.23	-3224.2
118	CBP-0990-001	12121	180/0	84.3	122.0	37.6	0.32	-3245.8
118	CBP-0990-006	12106	180/4	95.1	130.2	35.0	0.25	-3234.7
118	CBP-0990-003	12106	180/-41	134.8	167.6	25.5	0.47	-3348.6
Principal - 121 Zone	CBP-0770-160	12107	141/23	362.5	377.6	14.4	0.39	-2366.9
121	CBP-0770-161	12104	142/29	320.9	365.8	42.2	0.15	-2355.9
121	CBP-0770-168	12124	141/9	387.1	413.4	23.1	0.29	-2450.0
Upper 123 Zone -490 Level	CBP-0490-076	12555	180/67	170.3	190.3	14.1	0.32	-1423.3
123	CBP-0490-080	12538	180/-12	128.0	144.4	12.7	0.23	-1624.9
123	CBP-0490-081	12538	180/-2	136.5	157.5	20.6	0.25	-1600.4
123	CBP-0490-082	12539	180/14	129.6	154.5	24.6	0.19	-1561.4
Lower 123 Zone - 870/910 Levels	CBP-0870-084	12340	180/-26	255.6	271.0	13.8	1.51	-2960.1
123	CBP-0870-085	12345	180/-39	242.8	290.0	35.4	0.65	-3082.7
123	CBP-0870-090	12376	180/-25	172.2	189.0	14.8	1.88	-2924.6
123	CBP-0870-091	12374	180/-39	157.8	216.2	39.4	0.32	-2965.7
123	CBP-0910-069	12338	161/1	181.1	190.3	8.5	0.39	-2976.2
123	CBP-0910-076	12270	200/-24	134.5	147.6	11.5	0.34	-3025.4
123	CBP-0910-077	12268	198/-24	133.9	229.7	61.0	0.50	-3080.6
123	CBP-0910-065	12299	180/-16	51.8	95.1	42.7	0.21	-2997.3
123	CBP-0910-066	12315	178/23	58.1	88.9	30.4	0.55	-2948.3
123	CBP-0910-072	12316	180/-43	152.6	185.7	16.6	0.27	-3098.1
123	CBP-0910-075	12286	180/-37	34.4	62.3	19.8	0.60	-3011.1
123	CBP-0910-075	12283	180/-37	180.8	223.1	26.2	0.32	-3103.8
134 Zone - Surface	CBS-16-697	13335	360/-60	132.9	183.1	21.7	0.05	-144.4
134 Zone - Surface	CBS-16-699	13350	360/-64	896.0	914.4	19.0	0.09	-790.7
134 Zone - Surface	CBS-16-705	13140	358/-52	610.2	666.0	45.9	0.03	-469.2
134 Zone - Surface	CBS-16-712	13365	359/-54	516.7	600.4	70.9	0.08	-446.2
134 Zone - Surface	including			524.9	541.3	13.8	0.24	-439.6
134 Zone - Surface	CBS-16-714	13380	358/-52	703.7	728.3	18.4	0.10	-554.5
134 Zone - Surface	CBS-16-714	13380	358/-52	895.7	959.6	55.8	0.02	-715.2
134 Zone - Surface	CBS-16-716	13170	359/-54	514.1	546.3	25.9	0.06	-406.8
134 Zone - Surface	CBS-16-716	13170	359/-54	767.7	876.0	78.7	0.05	-600.4
134 Zone - Surface	CBS-16-718	13425	360/-50	816.9	906.5	68.9	0.08	-613.5
134 Zone - Surface	CBS-16-719	13140	358/-62	938.0	1077.7	82.0	0.02	-836.6
134 Zone - Surface	CBS-16-720	13365	357/-55	570.9	987.5	236.2	0.02	-492.1
134 Zone - Surface	including			639.8	669.3	16.7	0.13	-456.0

Greens Creek (Alaska)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
9A	GC4376	063/40	501.40	511.70	10.3	17.84	0.07	25.16	7.15	-10
	GC4385	063/-40	256.00	259.40	2.9	35.97	0.04	13.39	6.97	-508
	GC4389	078/-37	284.40	291.30	5.0	42.28	0.14	10.33	6.00	-515
	GC4390	082/-50	146.00	152.00	5.9	9.83	0.02	6.26	3.29	-456
			158.00	160.00	2.0	20.66	0.05	0.12	0.05	-466
North West West	GC4381	243/-64	183.50	188.50	3.5	17.92	0.05	2.33	1.02	-581
			205.40	209.40	2.8	13.67	0.03	2.12	0.85	-601
	GC4388	243/-56	463.30	468.30	5.0	4.36	0.00	10.27	6.23	-808
			497.00	499.00	2.0	9.45	0.07	2.30	1.35	-836
			508.00	511.50	2.8	9.09	0.07	5.57	5.11	-846
			535.20	545.00	5.0	14.68	0.11	3.00	1.51	-868
			551.50	561.80	4.3	16.63	0.07	8.70	6.22	-881
	GC4392	243/-44	486.10	488.20	1.1	61.44	0.19	5.40	2.62	-761
			565.70	593.00	19.1	122.04	0.14	17.78	9.29	-817
	GC4394	243/-50	349.30	353.50	4.2	15.97	0.06	5.63	2.99	-687
			358.60	368.00	9.4	11.08	0.06	5.77	3.78	-695
			376.60	385.30	8.7	14.94	0.18	14.18	6.64	-709
			467.50	472.90	5.4	9.38	0.07	17.32	5.89	-778
			486.50	496.40	5.6	8.14	0.03	19.68	10.71	-792
	GC4406	243/-45	454.00	474.80	14.8	37.50	0.09	9.47	5.23	-732
			612.90	626.10	8.9	23.52	0.14	11.77	6.29	-839
			629.00	652.50	15.9	27.05	0.09	12.77	6.55	-850
			655.70	670.30	9.9	32.37	0.13	23.33	12.47	-868
			673.90	684.20	7.0	33.27	0.08	15.64	7.66	-880
			686.80	690.30	2.4	43.63	0.46	20.20	10.23	-888
			698.30	703.30	3.4	18.81	0.04	5.76	3.16	-896
	GC4408	243/-58	638.10	645.10	6.0	27.61	0.32	14.55	6.76	-957
	GC4410	241/-41	387.00	393.40	6.0	9.98	0.03	14.57	4.71	-665
	GC4412	241/-31	115.40	125.90	5.3	7.36	0.03	20.04	5.93	-476
			159.00	168.30	4.7	9.02	0.05	25.43	5.34	-499
	GC4414	241/-40	292.60	321.50	12.3	26.29	0.15	15.65	5.31	-605
			335.60	349.60	5.7	15.77	0.30	6.12	3.06	-632
			359.70	362.00	1.9	12.15	0.01	8.94	4.49	-648
			388.90	395.00	3.0	11.68	0.06	3.87	2.07	-667
	GC4416	241/-10	338.40	343.00	4.2	13.24	0.02	14.76	4.57	-472
			359.30	367.00	6.5	8.99	0.02	14.55	4.49	-476
			387.60	402.00	12.0	9.16	0.01	10.33	3.32	-480
			408.00	415.70	6.6	7.40	0.01	14.65	4.08	-483
	GC4418	241/-55	168.70	191.40	18.6	45.35	0.20	19.03	10.29	-551
			699.00	729.00	23.3	17.16	0.14	2.94	1.62	-983
	GC4420	241/-51	147.20	157.20	6.5	5.88	0.01	8.49	3.04	-535
			253.60	265.00	9.0	18.25	0.09	4.92	2.60	-619
	GC4421	241/-37	294.30	303.00	5.3	18.96	0.29	16.71	8.28	-457
			317.60	329.70	7.3	27.41	0.27	13.01	6.16	-613
			337.50	365.00	16.6	16.09	0.09	6.14	3.31	-625
			458.50	481.00	10.2	20.11	0.03	12.33	7.06	-698
	GC4422	241/-48	300.70	304.20	2.0	56.00	0.15	5.18	2.78	-639
			373.00	377.40	4.3	54.18	0.37	12.39	7.19	-694
			423.00	450.70	20.3	20.67	0.22	13.82	9.05	-732
			460.00	462.90	2.2	33.82	0.06	26.98	14.13	-759
			485.00	495.30	7.9	21.16	0.35	23.15	15.28	-780
	GC4423	241/-60	256.60	265.50	7.8	37.62	0.18	12.43	7.60	-646
	GC4424	241/-68	159.20	164.60	4.8	29.71	0.35	21.16	11.88	-559
	GC4427	241/-43.5	273.50	286.00	10.0	51.70	0.20	11.24	4.84	-612
			292.70	297.00	3.0	41.95	0.05	10.12	7.02	-626
			306.70	311.70	2.6	26.37	0.07	9.64	6.72	-636
			321.50	346.00	8.7	15.88	0.12	6.15	3.35	-646
			499.00	513.50	2.3	11.00	0.03	13.16	6.36	-772
	GC4429	241/-83	122.20	132.20	9.8	34.72	0.46	26.93	12.19	-534
			140.00	165.40	24.3	27.92	0.25	17.20	9.66	-552
	GC4432	063/-79	128.00	130.20	2.1	11.01	0.05	7.05	3.29	-554
	GC4439	241/-53	207.90	213.40	4.4	25.81	0.20	29.36	14.73	-577
	GC4442	241/-64	189.40	191.40	1.7	17.93	0.85	17.09	9.80	-580
South West Bench	GC4387	243/58	620.50	630.00	8.1	7.86	0.11	3.39	1.76	123
Upper Southwest	GC4393	063/76	284.40	290.50	5.9	21.44	0.06	12.67	6.87	-127
	GC4425	241/14	411.00	417.00	3.3	32.05	0.07	1.69	0.42	-310
	GC4435	241/24	482.70	494.50	10.2	46.83	0.03	10.89	6.10	-221
			518.20	526.70	6.7	33.48	0.02	19.74	12.28	-209
	GC4437	241/7	440.10	443.00	2.9	11.34	0.01	4.52	2.14	-370
East Ore	GC4391	063/21	557.40	558.80	1.1	10.60	0.10	6.57	2.86	867
	GC4415	061/21	531.00	533.10	1.4	20.19	0.10	4.69	2.56	856
	GC4430	063/25	554.60	556.60	1.1	13.24	0.00	4.35	2.22	884

Lucky Friday (Idaho)
Vein	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Ag (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
5	GH64-37	225.5/-10.8	528.30	536.50	6.3	3.4	0.1	0.6	6364	-2984
5	GH64-38	223.6/-22.8	566.60	568.20	1.3	0.7	0.1	0.1	6463	-3083
20	GH64-37	225.5/-10.8	497.80	501.40	2.8	1.5	0.1	0.7	6362	-2982
20	GH64-38	223.6/-22.8	549.90	555.00	4.1	1.1	0.1	0.1	6460	-3080
30	GH64-37	225.5/-10.8	474.00	483.50	7.0	9.7	1.9	7.9	6360	-2980
30	GH64-38	223.6/-22.8	522.60	525.20	2.1	14.5	0.6	1.5	6455	-3075
30	GH64-40	215.6/-46.7	593.70	595.60	1.4	21.8	1.9	3.7	6662	-3282

CONTACT:
Hecla Mining Company
Michael Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com